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EXHIBIT 23.2

NOTICE REGARDING CONSENT OF ARTHUR ANDERSEN LLP

        Section 11(a) of the Securities Act of 1933, as amended (the "Securities Act"), provides that if any part of a registration statement, at the time such part becomes effective, contains an untrue statement of a material fact or an omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to such registration statement (unless it is proved that at the time of such acquisition such person knew of such untruth or omission) may sue, among others, every accountant who has consented to be named as having prepared or certified any part of the registration statement, or as having prepared or certified any report or valuation which is used in connection with the registration statement, with respect to the statement in such registration statement, report or valuation which purports to have been prepared or certified by the accountant.

        This Annual Report on Form 10-K is incorporated by reference into Registration Statement Nos. 333-108451, 333-89624, 333-40856 and 333-39106 (collectively, the "Registration Statements") of First Horizon Pharmaceutical Corporation ("First Horizon") and, for purposes of determining any liability under the Securities Act, is deemed to be a new registration statement for each Registration Statement into which it is incorporated by reference. As recommended by First Horizon's Audit Committee, First Horizon's Board of Directors dismissed Arthur Andersen LLP ("Andersen") on May 24, 2002, effective immediately, as First Horizon's independent accountants. See First Horizon's Current Report on Form 8-K filed May 31, 2002 for more information.

        After reasonable efforts, First Horizon has been unable to obtain Andersen's written consent to the incorporation by reference into the Registration Statements of its audit reports with respect to First Horizon's financial statements as of and for the fiscal years ended December 31, 2001 and 2000. Under these circumstances, Rule 437a under the Securities Act permits First Horizon to file this Form 10-K without a written consent from Andersen. However, as a result, with respect to transactions in First Horizon securities pursuant to the Registration Statements that occur subsequent to the date this Annual Report on Form 10-K is filed with the Securities and Exchange Commission, Andersen may not have any liability under Section 11(a) of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Andersen or any omissions of a material fact required to be stated therein.

        Accordingly, you might be unable to assert a claim against Andersen under Section 11(a) of the Securities Act because it has not consented to the incorporation by reference into the Registration Statements of the copies of its audit reports for the periods ending December 31, 2001 and 2000 which are reproduced herein. To the extent provided in Section 11(b)(3)(C) of the Securities Act, however, other persons who are potentially subject to liability under Section 11(a) of the Securities Act, including First Horizon's officers and directors, may still rely on Andersen's original audit reports as being made by an expert for purposes of establishing a due diligence defense under Section 11(b) of the Securities Act. These facts may have the effect of limiting the ability of First Horizon investors to recover any losses suffered in connection with the purchase or sale of First Horizon securities due to material inaccuracies or omissions contained in the financial statements reproduced herein for the periods ending December 31, 2001 and 2000.

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NOTICE REGARDING CONSENT OF ARTHUR ANDERSEN LLP